Exhibit 99-B.4.21 SAMPLE SCHEDULE PAGE ENTRIES
[Specimen Copy]
Optional Benefit Riders -
[Minimum Guaranteed Withdrawal Benefit

MGWB Charge:	[.15%], deducted quarterly (annual rate [0.60%])

Maximum MGWB Charge:	[.30%], deducted quarterly (annual rate [1.20%])

Rider Date:	[January 15, 2005]

Ratchet Dates:	[Each Quarterly Contract Anniversary following the Rider Date]

Reset Option Date:	[12 months after the Rider enters the Withdrawal Phase]

Reset Waiting Period:	[12 months]

Reset Charge Lock Period:	[The first 5 Contract Years]

Automatic MGWB Rebalancing Dates:	[Each Contract Anniversary following the Rider Date]

Minimum Age for Spousal Continuation	[55]

Accepted Funds:	[Lifestyle Moderate Division, Lifestyle Moderate Growth Division, Lifestyle Growth Division, MarketPro Division, Liquid Assets Division]

Fixed Allocation Funds:	[VP Intermediate Bond Division]

Minimum Fixed Allocation Fund Percentage:	[20%] of Accumulation Value allocated to Non-Accepted Funds

Maximum Annual
Withdrawal Percentage:	Annuitant’s Age on Date	Maximum Annual
	Withdrawal Phase Begins	Withdrawal Percentage

	[ 55-64	4%
	65-75	5%
	76-80	6%
	81+	7%]

[The MGWB Benefit may have limited usefulness in contracts funding tax-qualified plans because Partial
Withdrawals made to satisfy the Required Minimum Distribution rules might result in a dollar-for-dollar or pro-rata adjustment to the benefit base or an inability to exercise the benefit altogether. If you plan to exercise the benefit before or after your required minimum distribution date, you should consider whether the benefit is appropriate for your circumstances. You should consult your tax advisor.]

[Allocations of Premium or Accumulation Value into the GET series are not allowed while this Rider is in effect.]

Allocations of Premium or Accumulation Value into the General Account are not allowed while this Rider is in effect.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial
Withdrawal adjustments and may therefore reduce the MGWB Base more or less quickly. Pro-rata
Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the MGWB
Base.

Withdrawals in excess of the Maximum Annual Withdrawal (“MAW’) will result in a pro-rata Partial
Withdrawal adjustment to the MAW. Pro-rata Partial Withdrawal adjustments may be greater or less than the amount withdrawn.

[The Premium Credit Rider is not available if this Rider is attached to the Contract.]

The MAW may be greater or less than the amount available as a Free Withdrawal under the Contract. If the Partial Withdrawals exceed the Free Withdrawal under the Contract, Surrender Charges will apply to the excess.

Transfers among the Divisions do not affect the MGWB Base.

The MGWB Rider may not be cancelled, unless the Contract is terminated.]